Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 18, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of Citizens Funds, which are also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

March 31, 2006